Exhibit 10.1

ADDENDUM TO EMPLOYMENT AGREEMENT

This Addendum to Employment Agreement (“Addendum”), dated this 28th day of June, 2010, is among The Kansas City Southern Railway Company, a Missouri corporation (“KCSR”), Kansas City Southern, a Delaware corporation (“KCS”) and Michael R. Haverty, an individual (“Executive”) (collectively, the “Parties”).

WHEREAS, Executive is currently employed as the Chairman of the Board of Directors of KCSR and also serves as the Chief Executive Officer and Chairman of the Board of Directors of KCS;

WHEREAS, Executive, KCSR and KCS previously entered into an Amended and Restated Employment Agreement executed as of January 1, 2001, an Addendum to Employment Agreement executed August 19, 2004, an Amendment to Employment Agreement executed as of January 1, 2005, and an Amendment to the Employment Agreement executed as of February 12, 2009, and (collectively, the “Agreement”), which set forth the terms and conditions of Executive’s employment by KCSR; and

WHEREAS, the Parties desire to amend the Agreement for purposes of reassigning the role of the executive.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained it is agreed by and among KCSR, KCS and Executive that the Agreement is amended effective August 1, 2010, as follows:

1. Paragraph 1 of the Agreement is hereby deleted in its entirety, and the following new Paragraph 1 is inserted in lieu thereof:

“1. Employment. Executive shall continue to be employed by KCSR and shall serve as Executive Chairman of KCS. The Executive Chairman shall serve as Chairman of the Board of Directors of KCS, and shall be an active employee of KCSR. The President and Chief Executive Officer (“CEO”) of KCS shall report directly to the Executive Chairman. The Executive Chairman is responsible for developing current and long-range strategy, objectives, policies, and procedures for KCS and for the execution of all KCS Board of Director responsibilities. With the President and CEO of KCS, the Executive Chairman shall represent KCS to its stockholders, the financial community, government and the general public. The Executive Chairman shall also oversee the efforts of the CEO, senior executives and members of the Board of Directors of KCS to ensure that KCS fulfills its responsibilities to all stakeholders. Executive hereby accepts such employment and shall faithfully perform Executive’s duties under this Agreement to the best of Executive’s ability and Executive shall devote substantially all of Executive’s working time and efforts to the business and affairs of KCS and KCSR, and their respective subsidiaries, joint ventures and affiliates (collectively, the “Affiliates”).”

2. Except as otherwise expressly set forth in this Addendum, the Agreement shall remain unchanged and in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed this Addendum to Employment Agreement as of the date set forth above, but effective as of August 1, 2010.

EXECUTIVE	CHAIRMAN, COMPENSATION AND ORGANIZATION COMMITTEE OF THE BOARD OF DIRECTORS OF KANSAS CITY SOUTHERN

/s/ Michael R. Haverty	By:	/s/ Terrence P. Dunn
Michael R. Haverty		Terrence P. Dunn

THE KANSAS CITY SOUTHERN RAILWAY COMPANY

By:	/s/ John E. Derry
John E. Derry
Senior Vice President Human Resources

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